Exhibit 5.1

ACE Limited

Bärengasse 32

CH-8001 Zurich

Switzerland

Zurich, 14 January 2016

Form S-8 Registration Statement

Dear Sir or Madam,

We have been asked to issue a legal opinion letter as special Swiss legal counsel of ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, Swiss business identification number CHE-114.425.464 (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”), being filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”), for the registration of common shares of the Company with a nominal value of CHF 24.15 (the “Shares”) issuable in connection with stock plans and deferred compensation plans of the Company as a result of the assumption of certain outstanding options to purchase shares and certain awards granted under certain incentive plans of The Chubb Corporation, a corporation organized under the laws of the State of New Jersey (“Chubb”), as described in the Registration Statement (together the “Options and Awards”) by the Company by virtue of the merger of William Investment Holdings Corporation, a corporation organized under the laws of the State of New Jersey, with and into Chubb with Chubb surviving as a wholly owned subsidiary of the Company (the “Merger”) pursuant to the Merger Agreement by and among such companies, dated 30 June 2015 (the “Merger Agreement”).

The Shares subject to the Registration Statement will be comprised of the maximum amount of Shares underlying the Options and Awards but will not exceed 16,602,583 Shares (the “Registered Shares”). You have instructed us (the “Instructions”) that the Registered Shares will consist of either (i) Shares already issued before the date of this opinion that are held by the Company (the “Treasury Shares”) or (ii) Shares to be issued by way of a capital increase out of the conditional capital of the Company (the “New Shares”), such conditional capital amounting to CHF 613,673,935.35, composed of 25,410,929 Shares, at the date of this opinion (the “Conditional Capital”).

All capitalized terms used in this legal opinion letter shall have the meaning as defined herein.

I	Documents

In arriving at the opinions expressed in clause III below, we have exclusively reviewed and relied on the following documents, the sufficiency of which we confirm for purposes of this legal opinion letter (the documents referred to in this clause I collectively the “Documents” and any individual document thereof “Document”):

a)	an excerpt from the commercial register of the Canton of Zurich, Switzerland, in relation to the Company, certified by said register to be up-to-date as of 13 January 2016;

b)	an excerpt from the journal (Tagesregister) of the commercial register of the Canton of Zurich, Switzerland, in relation to the Company, certified by said register to be up-to-date as of 14 January 2016;

c)	a copy of the articles of association of the Company, certified by the commercial register of the Canton of Zurich, Switzerland, to be up-to-date as deposited with such register as of 14 January 2016 (the “Articles”);

d)	a copy of the duly executed agreement, dated 30 June 2015, between the Company, The Chubb Corporation and William Investment Holdings Corporation, regarding the Merger (the “Merger Agreement”); and

e)	an electronic copy of a confirmation by the Company dated 14 January 2016 on the amount of conditional capital of the Company.

II	Assumptions

In arriving at the opinions expressed in clause III below, we have assumed (without verification) cumulatively that:

a)	the information set out in the Documents and in the Instructions is true, accurate, complete and up-to-date as of the date of this legal opinion letter and no changes have been made or will be made that should have been or should be reflected in the Documents as of the date of this legal opinion letter;

b)	the Documents submitted to us as (hard or electronic) copies are complete and conform to the original document;

c)	all signatures and seals on any Document are genuine;

d)	where a name is indicated (in print or in handwriting) next to a signature appearing on any Document, the signature has been affixed by the person whose name is indicated, and where no name is indicated (in print or in handwriting) next to a signature appearing on any Document, the relevant Documents have been duly signed by authorized signatories;

e)	the Merger Agreement has been duly authorized and validly entered into by the parties thereof, and the obligations of the parties thereunder are all legally valid, binding and enforceable;

f)	the Board has not, and will not, authorize the issuance of any other options that are to be sourced from Conditional Capital and, together with the New Shares, exceed the amount of Conditional Capital;

g)	the Board will not cancel the provisions on Conditional Capital from the Articles of Association;

h)	to the extent any authorizations, approvals, consents, licenses, exemptions or other requirements (collectively the “Authorizations”) had or will have to be obtained outside Switzerland in connection with the issuance of the New Shares, such Authorizations have been obtained or fulfilled or will be obtained or fulfilled in due time, and have remained or will remain in full force and effect at all times through the issuance of the New Shares;

i)	the Company is not listed in Switzerland;

j)	to the extent agreements or documents have to be executed or any obligations have to be performed under applicable laws other than Swiss law or in any jurisdiction outside Switzerland, such execution or performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction; and

k)	the Company will not pass a voluntary winding-up resolution, no petition will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of the Company, and no receiver, trustee in bankruptcy, administrator or similar officer will have been appointed in relation to the Company or any of its assets or revenues between the date of this legal opinion letter and the date of the issuance of the New Shares.

III	Opinion

Based upon the foregoing, and subject to the qualifications and reliance limitations set out in clause IV and clause V below, we are of the opinion that under the laws of Switzerland as currently in force and interpreted:

a)	the Company is a stock corporation (Aktiengesellschaft) duly organized and validly existing under the laws of Switzerland, with corporate power and authority to conduct its business;

b)	the Treasury Shares are validly issued, fully paid in and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

c)	the creation of the Conditional Capital has been duly approved by the general meeting of the Company and each of the New Shares will, upon

(i)	authorization and issuance of an option over such share in accordance with Swiss law, the Articles and applicable plan rules;

(ii)	exercise of a duly executed exercise notice relating to such Option or Award in accordance with Swiss law, the Articles and applicable plan rules; and

(iii)	payment of the issuance price (Ausgabebetrag) in respect of such share,

be validly issued, fully paid and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders);

d)	insofar as Swiss law is concerned, all regulatory consents, authorizations, approvals and filings required to be obtained or made by the Company for the re-use of the Treasury Shares and the issuance (Ausgabe) of the New Shares have been obtained or made.

IV	Qualifications

The opinions given under clause III above are each subject to the following cumulative qualifications:

a)	The opinions expressed herein are strictly limited to matters governed by the laws of Switzerland and thus to opinions on certain Swiss law matters.

b)	The New Shares will have to be registered with the commercial register of the Canton of Zurich, which, however, is not a precondition to their issuance.

c)	The opinions expressed herein are based on and subject to the laws of Switzerland as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter, and where this legal opinion letter refers to “Swiss law” or “the laws of Switzerland”, it solely refers to Swiss law as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter. Such laws are subject to change.

d)	We have made no investigation of the laws of any other jurisdiction (but the laws of Switzerland) as a basis for this legal opinion letter and do not express or imply any opinion thereon.

e)	The opinions expressed herein relate only to legal matters explicitly covered by this legal opinion letter (taking into account cumulatively all assumptions and qualifications) and no opinion is given by implication or otherwise on any other matter.

f)	In issuing this legal opinion letter, we based ourselves solely on the Documents and were not instructed to, and did not, make any further independent search or due diligence; we do not opine as to any facts or circumstances occurring or coming to our attention subsequently to the date hereof.

g)	The assumptions and qualifications apply to all opinions expressed in this legal opinion letter.

h)	We express no opinion herein as to the accuracy or completeness of the information set out in the Registration Statement or of the representations and warranties set out in the Registration Statement.

i)	We express no opinion herein as to regulatory matters or as to any commercial, accounting, calculating, auditing, tax, or other non-corporate law matter.

j)	We express no opinion herein as to regulatory matters (except as provided in III.d)) or as to any commercial, accounting, calculating, auditing, tax, or other non-corporate law matter.

k)	As a matter of mandatory Swiss law, shareholders as well as the board of directors of a company are entitled to challenge resolutions adopted by a general shareholders’ meeting believed to violate the law or the company’s articles of association by initiating legal proceedings against such company within two months following such meeting. Therefore, any shareholder or the Board may challenge the resolutions taken by the Board on which the allocation of the Incentive Shares by the Board and the issuance of the New Shares is based.

l)	In this opinion, Swiss legal concepts are expressed in English terms and not in any official Swiss language; these concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

V	Reliance

This legal opinion letter is addressed to the Company. We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit or imply that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

This legal opinion letter is furnished by us, as special Swiss legal counsel to the Company, in connection with the filing of the Registration Statement. Without our prior consent, it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to US securities laws.

Any reliance on this opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.

This legal opinion letter shall be governed by and construed in accordance with the laws of Switzerland. This legal opinion letter may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland.

Yours faithfully,

Bär & Karrer AG

/s/ Dr. Urs Kägi

Dr. Urs Kägi